Exhibit 16.1


Weinberg & Company, P.A.
Town Executive Center
6100 Glades Road
Suite 314
Boca Raton, Florida 33434

May 1, 2006

Dear Mr. Weinberg:

      The letter shall confirm that the engagement of your firm is terminated. Thank you for your past services, but we are forthwith terminating our use of them in favor of a local Long Island firm for the benefits that we believe will be realized by having an auditor in closer proximity.

      This termination and the engagement of Holtz Rubinstein Reminick, LLP as our new independent auditors were approved by our full Board of Directors.

      Your firm is hereby authorized to respond fully to the inquiries of Holtz Rubinstein Reminick, LLP.

      Our counsel will be preparing the Form 8-K which will be due May 5, 2006. You will be provided with a copy of the disclosures that we will be making in response to Item 304(a) of Regulation S-B. Please furnish us with a letter addressed to the Securities and Exchange Commission as to whether you agree with the statements made by us herein.


                                        Very truly yours,


                                        Torbay Holdings, Inc.

                                        By: /s/ William Thomas Large
                                        ---------------------------------
                                        Name:   William Thomas Large
                                        Title:  Chief Executive Officer